ADDITIONAL DISCLOSURES

We will depend substantially on Merck for the successful research, development and commercialization of our influenza A/B product candidates.

On January 2, 2019, we entered into an Exclusive License and Research Collaboration Agreement (the "Collaboration Agreement") with Merck to discover and develop certain proprietary influenza A/B antiviral agents. Under the terms of the Collaboration Agreement, Merck will fund research and development for the program, including clinical development, and will be solely responsible for worldwide commercialization of any products derived from the collaboration. We received an upfront payment of $4 million and are eligible to receive milestone payments related to designated development, regulatory and sales milestones with the potential to receive up to $156 million, as well as royalties on product sales. The success of this collaborative alliance will depend substantially on the efforts and activities of Merck. Pursuant to the Collaboration Agreement, in case the joint research committee overseeing the research program cannot reach an agreement, the ultimate decision-making authority is vested in Merck as to most matters. Furthermore, Merck will be solely responsible for the development and commercialization of any products derived from the collaboration.

In addition, during the term of the research program and for a period of 12 months following the expiration or termination of the research program under the Collaboration Agreement, we have agreed to work exclusively with Merck on the research and development of influenza A/B antiviral agents. During the term of the Collaboration Agreement, we will be unable to conduct, or enable third parties to conduct, research, development and commercialization activities related to influenza A/B antiviral agents. These restrictions may impair our ability to pursue research, development and commercialization opportunities that we would otherwise deem to be beneficial to our business.

Moreover, Merck can terminate the Collaboration Agreement at any time prior to the first commercial sale of the first product developed under the Collaboration Agreement without cause. If our research collaboration with Merck is terminated or is otherwise unsuccessful, including failure to reach milestones, we could lose the research program funding, and would not receive milestone payments or royalties, which could materially and adversely affect our business and our ability to successfully develop and commercialize influenza A/B product candidates.

We are currently involved in a class action lawsuit, a related derivative action, and other litigation, and may in the future be involved in other legal proceedings, which may be expensive and time consuming to defend, and, if resolved adversely, could harm our business and financial condition.

We and certain current and former executive officers and directors of the Company are currently defendants in a class action lawsuit filed with the U.S. District Court for the District of New Jersey (Civil Action No. 2:18-cv14091) alleging violation of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and a related derivative action lawsuit filed with the U.S. District Court for the Western District of Washington (Civil Action No. 2:19-cv-00080), and may become involved in additional legal proceedings in the future. Similar allegations are also asserted in a lawsuit filed with the U.S. District Court for the District of Minnesota (Civil Action No. 0:17-cv-05580) by Lee Pederson (Pederson), a former Biozone Pharmaceuticals, Inc. lawyer, and currently on appeal with the US Court of Appeals for the Eight Circuit (Appeal No. 18-3195). These proceedings can be time-consuming, divert management's attention and resources and cause us to incur significant expenses. While we believe we have insurance coverage for the class action suit and the derivative action, our insurance carrier has initially declined to cover the lawsuits. While we are seeking to reverse this decision, even if we can do so the amount of insurance may be insufficient. Furthermore, because litigation is inherently unpredictable, the results of any such actions may have a material adverse effect on our business, and financial condition, and cause our stock price to decrease.

The Company is unable to rely on certain exemptions from registration, including Rule 506, under the federal securities laws as the result of a "disqualifying event" involving a director of the Company. This may materially and adversely affect our ability to obtain future financing on terms that are favorable to us, or at all.

On January 10, 2019, one of our directors, Dr. Frost, was permanently enjoined from violating a certain anti-fraud provision of the Securities Act; Section 13(d) of the Exchange Act; and Rule 13d-1(a) thereunder. As the result of the final judgment, so long as Dr. Frost is a director, the Company will be unable to rely on certain exemptions from registration including the exemptions under Regulation A and Regulation D. While there is a statutory exemption for private placements under Section 4(a)(2) of the Securities Act, the absence of the Rule 506 safe harbor under Regulation D could adversely affect our ability to raise necessary financing in the future on terms favorable to us, or at all.

Any future impairment in the carrying value of goodwill and indefinite-lived intangible assets could depress our stock price.

We have a significant amount of goodwill and indefinite-lived intangible assets for in-process research and development ("IPR&D") on our balance sheet. We have in the past and may in the future be required to record impairment charges to write-off goodwill and IPR&D assets related to our merger with RFS Pharma, LLC in 2014. As previously disclosed, we have notified Emory University of the termination of our License Agreement with them. We are presently evaluating the extent to which the termination of the License Agreement may require us to impair some of our intangible assets.